ITEM 77E.
LEGAL PROCEEDINGS

Since October 2003,
Federated and
related entities
(collectively,
"Federated") and
various Federated-
sponsored mutual funds
(Funds) have been
named as defendants
in several class
action lawsuits now
pending in the
United States District
Court for the District
of Maryland. The
lawsuits were
purportedly filed
on behalf of people
who purchased, owned
and/or redeemed shares
of certain Funds
during specified
periods beginning
November 1, 1998. The
suits are generally
similar in alleging
that Federated engaged
in illegal and improper
trading practices
including market timing
and late trading in
concert with certain
institutional traders,
which allegedly caused
financial injury to the
mutual fund shareholders.
Federated
without admitting the
validity of any claim
has reached a preliminary
settlement with the
Plaintiffs in these
cases. Any settlement
would have to be approved
by the Court.
Federated entities have
also been named as
defendants in several
additional lawsuits that
are now
pending in the United
States District Court for
the Western District of
Pennsylvania. These
lawsuits have
been consolidated into a
single action alleging
excessive advisory fees
involving one of the Funds.

The Board of the Funds
retained the law firm
of Dickstein Shapiro
LLP to represent the Funds
in each
of the lawsuits described
in the preceding two
paragraphs. Federated and
the Funds, and their
respective counsel, have
been defending this
litigation, and none of
the Funds remains a
defendant in
any of the lawsuits.
Additional lawsuits based
upon similar allegations
may be filed in the
future. The
potential impact of these
lawsuits, all of which
seek monetary damages,
attorneys' fees and
expenses,
and future potential
similar suits is uncertain.
Although we do not
believe that these lawsuits
will have
a material adverse effect
on the Funds, there can
be no assurance that these
suits, ongoing adverse
publicity and/or other
developments resulting from
the allegations in these
matters will not result in
increased redemptions, or
reduced sales of shares of
the Funds or other adverse
consequences for the
Funds.
Current as of:  8/18/94